7TWELVE ADVISORS, LLC

1720 West End Avenue, Suite 540

Nashville, TE 37203

February 25, 2015

Northern Lights Variable Trust

c/o Andrew Rogers, President

80 Arkay Drive, Suite 110

Hauppauge, NY 11788

Re: Advisory Fee Waiver for 3Twelve Total Bond™ Portfolio

Dear Mr. Rogers:

As you are aware, 7Twelve Advisors, LLC (the “Adviser”) has contractually agreed to waive a portion of its advisory fees for the benefit of 3Twelve Total Bond™ Portfolio (the “Portfolio”). The Adviser hereby agrees, as of the date hereof, to waive or limit its management fees so that such fees, on an annual basis, do not exceed 0.10% for the first year of operations and 0.15% for the second year of operations of the Portfolio’s average daily net assets. This Agreement shall become effective on the date first above written and shall remain in effect until at least April 30, 2016.

Sincerely, /s/ Andrew D. Martin Andrew D. Martin President 7Twelve Advisors, LLC	Approved and accepted on behalf of the Portfolio, /s/ Andrew Rogers Andrew Rogers President Northern Lights Variable Trust